Exhibit 11

K&L | GATES	Kirkpatrick & Lockhart Preston Gates Ellis LLP 1601 K Street NW Washington, DC 20006-1600 T 202.778.9000 www.klgates.com

January 22, 2007

EQ Advisors Trust

1290 Avenue of the Americas

New York, NY 10104

Ladies and Gentlemen:

You have requested our opinion, as counsel to the EQ Advisors Trust, a Delaware statutory trust (the “Trust”), as to certain matters regarding the shares of the EQ/TCW Equity Portfolio (the “Acquiring Portfolio”), a series of the Trust, that are to be issued in connection with the reorganization of the EQ/Janus Large Cap Growth Portfolio (the “Acquired Portfolio”) of the Trust into the Acquiring Portfolio (the “Reorganization”). The Reorganization is provided for in a Plan of Reorganization and Termination (the “Plan”) adopted by the Trust, on behalf of the Acquiring Portfolio and the Acquired Portfolio. The Plan provides, with respect to the Reorganization, for the transfer of the Acquired Portfolio’s assets to the Acquiring Portfolio in exchange solely for the issuance of the number of Class IA or Class IB shares of beneficial interest of the Acquiring Portfolio that is to be determined in the manner specified in the Plan (the “Shares”) and the Acquiring Portfolio’s assumption of the liabilities of the Acquired Portfolio.

As such counsel, we have examined:

1.	the registration statement on Form N-14 (the “Registration Statement”) that is being filed with the Securities and Exchange Commission (the “SEC”) by the Trust for the purpose of registering the Shares under the Securities Act of 1933, as amended (the “1933 Act”);

2.	the form of the Plan included in the Registration Statement; and

3.	the Agreement and Declaration of Trust and Bylaws, each as amended, of the Trust.

We have also examined the records of the Trust relating to the trust action that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied on certificates of public officials and, as to matters of fact that are material to our opinion, we have also examined and relied upon a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America that, in our experience, generally are applicable to the issuance of shares by registered investment companies, and the Delaware Statutory Trust Act, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that, with respect to the Reorganization:

1.	The Shares to be issued pursuant to the Plan have been duly authorized for issuance by the Trust; and

2.	When such Shares have been issued and the consideration for such Shares has been paid in accordance with the Plan, such Shares will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the references to this firm in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP

Kirkpatrick & Lockhart Preston Gates Ellis LLP